Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Announces Second Quarter Results

Whippany, New Jersey, May 6, 2021 -- Suburban Propane Partners, L.P. (NYSE:SPH), today announced earnings for its second quarter ended March 27, 2021.

Net income for the second quarter of fiscal 2021 was $127.2 million, or $2.03 per Common Unit, compared to net income of $77.4 million, or $1.24 per Common Unit, in the prior year second quarter. Adjusted EBITDA (as defined and reconciled below) increased $41.4 million, or 31.7%, to $172.0 million for the second quarter of fiscal 2021, compared to $130.6 million in the prior year second quarter.

In announcing these results, President and Chief Executive Officer Michael A. Stivala said, “The fiscal 2021 second quarter presented some of the most sustained and widespread cold weather that our service territories have experienced since 2015.  As a result, propane volumes increased more than 16% compared to the prior year second quarter, as customer demand for heating purposes surged at a time when commercial and industrial volumes also benefitted from the easing of COVID-19 related business restrictions.  Our operating personnel were well prepared to meet the challenges of the spike in demand, while continuing to adhere to COVID-19 related safety protocols, maintaining the highest level of safety standards and delivering outstanding service to our customers when they needed us most. I am truly proud of the more than 3,200 employees of Suburban Propane for their efforts in maintaining their focus and driving the performance for the quarter.”

Mr. Stivala continued, “In addition to the increased demand, earnings for the quarter were favorably impacted by excellent margin management in a rising commodity price environment, positive trends in our customer base growth and retention efforts, and lower operating expenses despite the impact of higher demand.  Adjusted EBITDA of $172 million for the second quarter was our highest second quarter performance since 2015, and represented an improvement of more than $41 million compared to the prior year second quarter. We utilized excess cash flows to reduce total debt by nearly $70 million during the quarter, bringing our total leverage metric closer to our target level of mid 3x. With the steps taken, both operationally and financially, to improve earnings and cash flows, we continue to execute on our stated goals of bringing leverage down, strengthening our balance sheet and enhancing our financial flexibility to aggressively pursue our long-term strategic growth objectives.”

Retail propane gallons sold in the second quarter of fiscal 2021 of 169.1 million gallons increased 16.5%, compared to the prior year second quarter, primarily due to an increase in weather-related customer demand, improving economic conditions and organic customer base growth.  Average temperatures across all of the Partnership’s service territories for the second quarter of fiscal 2021 were comparable to the ten-year average and 9% cooler than the prior year second quarter, yet 7% warmer than normal (as measured by the thirty-year average of heating degree days utilized by the National Oceanic and Atmospheric Administration).  A sustained and widespread cooler weather pattern throughout most of the second quarter, particularly during the month of February where average temperatures were 3% colder than normal and 16% cooler than February 2020, contributed to an increase in heat-related demand and volumes sold.

Revenues in the second quarter of fiscal 2021 of $537.2 million increased $136.2 million, or 34.0%, compared to the prior year second quarter, primarily due to higher volumes sold, coupled with higher retail selling prices associated with higher wholesale product costs.  Average posted propane prices (basis Mont Belvieu, Texas) were 142.8% higher than the prior year second quarter.  Cost of products sold for the second quarter of fiscal 2021 of $231.6 million increased $81.5 million, or 54.3%, compared to the prior year, primarily due to higher volumes sold and higher wholesale product costs.  Cost of products sold included a $1.6 million unrealized non-cash gain attributable to the mark-to-market adjustment for derivative instruments used in risk management activities, compared to a $4.7 million unrealized non-cash loss in the prior year second quarter.  These unrealized gains and losses were excluded from Adjusted EBITDA for both periods in the table below.

Combined operating and general and administrative expenses of $131.2 million increased $7.1 million, or 5.8%, compared to the prior year second quarter, primarily due to higher volume-related variable operating costs, higher variable compensation, and a non-cash pension settlement charge that was excluded from Adjusted EBITDA in the table below.

During the second quarter of fiscal 2021, the Partnership utilized cash flows from operating activities to repay $68.6 million of debt.  As a result of the debt repayment and the increase in Adjusted EBITDA during the second quarter, the Consolidated Leverage Ratio for the trailing twelve-month period ending March 27, 2021 improved to 3.95x.

As previously announced on April 22, 2021, the Partnership’s Board of Supervisors declared a quarterly distribution of $0.30 per Common Unit for the three months ended March 27, 2021.  On an annualized basis, this distribution rate equates to $1.20 per Common Unit.  The distribution is payable on May 11, 2021 to Common Unitholders of record as of May 4, 2021.

About Suburban Propane Partners, L.P.

Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1.0 million residential, commercial, industrial and agricultural customers through approximately 700 locations in 41 states.

Forward-Looking Statements

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•

The impact of the COVID-19 pandemic and the corresponding government response, including the impact across the Partnership’s businesses on demand and operations, as well as on the operations of the Partnership’s suppliers, customers and other business partners, and the effectiveness of the Partnership’s actions taken in response to these risks;

•

Volatility in the unit cost of propane, fuel oil and other refined fuels, natural gas and electricity, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes sold as a result of customer conservation;

•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;
•

The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions, including the economic instability resulting from natural disasters such as pandemics, including the COVID-19 pandemic;

•	The ability of the Partnership to acquire sufficient volumes of, and the costs to the Partnership of acquiring, transporting and storing, propane, fuel oil and other refined fuels;
•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;
•	The ability of the Partnership to retain customers or acquire new customers;
•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•	The ability of management to continue to control expenses;

•

The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and climate change, derivative instruments and other regulatory developments on the Partnership’s business;

•	The impact of changes in tax laws that could adversely affect the tax treatment of the Partnership for income tax purposes;
•	The impact of legal proceedings on the Partnership’s business;
•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;
•	The Partnership’s ability to make strategic acquisitions and successfully integrate them;
•	The ability of the Partnership to continue to combat cybersecurity threats to our networks and information technology;
•	The impact of current conditions in the global capital and credit markets, and general economic pressures;
•	The operating, legal and regulatory risks the Partnership may face; and
•

Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s Annual Report under “Risk Factors.”

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 26, 2020 and other periodic reports filed with the SEC.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.

# # #

Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three and Six Months Ended March 27, 2021 and March 28, 2020

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	March 27, 2021	March 28, 2020	March 27, 2021	March 28, 2020
Revenues
Propane	$481,328	$347,686	$749,952	$633,111
Fuel oil and refined fuels	32,011	31,502	47,761	57,393
Natural gas and electricity	10,750	10,198	17,626	18,919
All other	13,149	11,669	27,090	25,510
	537,238	401,055	842,429	734,933

Costs and expenses
Cost of products sold	231,567	150,118	334,946	268,718
Operating	109,188	110,588	207,167	217,464
General and administrative	21,980	13,436	40,110	32,710
Depreciation and amortization	27,346	29,288	55,363	58,562
	390,081	303,430	637,586	577,454

Operating income	147,157	97,625	204,843	157,479
Loss on debt extinguishment	—	109	—	109
Interest expense, net	18,092	19,176	36,227	38,248
Other, net	1,582	979	2,660	1,957

Income before provision for (benefit from) income taxes	127,483	77,361	165,956	117,165
Provision for (benefit from) income taxes	267	-	763	(359)

Net income	$127,216	$77,361	$165,193	$117,524

Net income per Common Unit - basic	$2.03	$1.24	$2.64	$1.89
Weighted average number of Common Units outstanding - basic	62,744	62,325	62,643	62,239

Net income per Common Unit - diluted	$2.02	$1.23	$2.62	$1.88
Weighted average number of Common Units outstanding - diluted	63,088	62,668	62,971	62,578

Supplemental Information:
EBITDA (a)	$172,921	$125,825	$257,546	$213,975
Adjusted EBITDA (a)	$172,038	$130,648	$252,059	$216,022
Retail gallons sold:
Propane	169,059	145,098	280,741	266,249
Refined fuels	11,041	10,120	17,447	18,557
Capital expenditures:
Maintenance	$3,817	$3,515	$6,605	$7,900
Growth	$4,642	$3,930	$7,666	$12,584

(more)

(a)

EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments and other items, as applicable, as provided in the table below. Our management uses EBITDA and Adjusted EBITDA as supplemental measures of operating performance and we are including them because we believe that they provide our investors and industry analysts with additional information that we determined is useful to evaluate our operating results.

EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US GAAP.  Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth our calculations of EBITDA and Adjusted EBITDA:

	Three Months Ended		Six Months Ended
	March 27, 2021	March 28, 2020	March 27, 2021	March 28, 2020
Net income	$127,216	$77,361	$165,193	$117,524
Add:
Provision for (benefit from) income taxes	267	—	763	(359)
Interest expense, net	18,092	19,176	36,227	38,248
Depreciation and amortization	27,346	29,288	55,363	58,562
EBITDA	172,921	125,825	257,546	213,975
Unrealized non-cash (gains) losses on changes in fair value of derivatives	(1,638)	4,714	(6,493)	1,938
Equity in earnings of unconsolidated affiliate	185	—	436	—
Pension settlement charge	570	—	570	—
Loss on debt extinguishment	—	109	—	109
Adjusted EBITDA	$172,038	$130,648	$252,059	$216,022

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Quarterly Report on Form 10-Q to be filed by the Partnership with the United States Securities and Exchange Commission ("SEC").  Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.